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                                                                    EXHIBIT 2.2

                               EXCHANGE AGREEMENT

                  Exchange Agreement, dated as of September 17, 2003 (the "Agreement"), by and among Access Integrated Technologies, Inc., a Delaware corporation (the "Company"), and MidMark Equity Partners II, L.P., a Delaware limited partnership ("MidMark").

                  WHEREAS, the Company is contemplating an initial public offering (the "Offering") of its shares of Class A Common Stock, $.001 par value (the "Class A Common Stock"), pursuant to a registration statement on Form SB-2 filed with the Securities and Exchange Commission (the "SEC") on August 6, 2003; and as may be amended from time to time prior to being declared effective by the SEC (the "Registration Statement") and

                  WHEREAS, the parties hereto are parties to a Preferred Stock and Warrant Purchase Agreement dated October 19, 2001 and a Preferred Stock and Warrant Purchase Agreement dated November 27, 2002 (together, the "Purchase Agreements"); and

                  WHEREAS, pursuant to the Purchase Agreements, MidMark acquired from the Company, in the aggregate, 3,226,538 shares of Series A 8% Cumulative Convertible Preferred Stock, $.001 par value (the "Series A Preferred Stock") and 4,976,391 shares of Series B 8% Cumulative Convertible Preferred Stock, $.001 par value (the "Series B Preferred Stock;" together with the Series A Preferred Stock, the "Preferred Stock"), of the Company and four contingent warrants: (1) the Contingent Warrant dated October 19, 2001 to purchase up to 2,151,025 shares of Class A Common Stock (the "2001 Contingent Warrant"); (2) Contingent Warrant A dated November 27, 2002 to purchase up to 1,909,545 shares of Class A Common Stock ("Contingent Warrant A"); (3) Contingent Warrant B dated November 27, 2002 to purchase up to 723,313 shares of Class A Common Stock ("Contingent Warrant B"); and (4) Contingent Warrant C dated November 27, 2002 to purchase up to 502,003 shares of Class A Common Stock ("Contingent Warrant C") (collectively, the "Contingent Warrants"); and

                  WHEREAS, the proposed managing underwriter for the Offering has requested that, in connection with (and contingent upon the closing of) the Offering, (i) the Preferred Stock held by MidMark be converted by MidMark into an identical number of shares of Class A Common Stock in accordance with the terms thereof; (ii) that Contingent Warrant B be exercised in full in accordance with its terms (the parties agreeing that all conditions to exercise thereof have been met); and (iii) that the 2001 Contingent Warrant, Contingent Warrant A and Contingent Warrant C be exchanged for an aggregate of 1,600,000 shares of Class A Common Stock; and

                  WHEREAS, the above-referenced changes to the Company's capital structure are intended to constitute a recapitalization pursuant to Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the "Code"); and

                  WHEREAS, the parties hereto desire to facilitate the Offering by undertaking the steps described above.


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                  NOW, THEREFORE, the parties hereto, for good and valuable
consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, agree as follows:

                  1. Conversion of Preferred Stock and Payment of Accrued Dividends.

                  A. Effective upon the closing of the Offering, each share of Preferred Stock held by MidMark shall be converted into one fully paid and non-assessable share of Class A Common Stock, in the same manner as if such shares were being voluntarily converted in accordance with Article NINTH, Section (B) of the Company's Third Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") (except that instead of having shares of Series A Preferred Stock converted into shares of Class C Common Stock and shares of Series B Preferred Stock converted into shares of Class D Common Stock, all such shares of Preferred Stock shall be converted into shares of Class A Common Stock).

                  B. In accordance with Article SEVENTH, Section (a) of the Certificate of Incorporation, all accrued and unpaid dividends on the shares of Preferred Stock so converted shall be payable upon the effectiveness of such conversion, at the option of the Company, in the form of cash and/or additional shares of Class A Common Stock, with the Class A Common Stock valued for this purpose at the Offering price.

                  C. MidMark hereby acknowledges and agrees that, in connection with MidMark's conversion of each of its shares of the Series A Preferred Stock and Series B Preferred Stock and the Company's payment of all accrued and unpaid dividends on shares of the Preferred Stock, the Company may, as described in the Registration Statement, amend the Certificate of Incorporation to eliminate the designations for the Series A Preferred Stock, the Series B Preferred Stock and the Class C Common Stock, par value $.001 and the Class D Common Stock, par value $.001, into which such Preferred Stock is convertible.

                  2. Cashless Exercise of Contingent Warrant B. Effective upon the closing of the Offering, Contingent Warrant B shall be deemed to have been exercised by MidMark in full pursuant to the cashless exercise option set forth in Section 2(b) (iv) thereof, and the Company shall issue to MidMark 716,080 fully paid and non-assessable shares of Class A Common Stock.

                  3. Exchange of 2001 Contingent Warrant, Contingent Warrant A and Contingent Warrant C. Effective upon the closing of the Offering, the 2001 Contingent Warrant, Contingent Warrant A and Contingent Warrant C shall be exchanged for an aggregate of 1,600,000 shares of Class A Common Stock and the Company shall issue to MidMark that number of fully paid and non-assessable shares of Class A Common Stock. In connection with the issuance of such shares, MidMark shall return each of the 2001 Contingent Warrant, Contingent Warrant A and Contingent Warrant C.

                  4. Representations and Warranties.

                  4.1 MidMark represents and warrants to the Company as follows:


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                     a. MidMark is an "accredited investor" as defined under
Regulation D promulgated under the Securities Act of 1933, as amended, and is acquiring the shares of Class A Common Stock to be received by it in connection with the transactions contemplated hereby for its own account, for investment and not with a view to, or for sale in connection with, any distribution thereof. MidMark has no present intention of distributing or reselling any of the shares of Class A Common Stock that it receives in connection with the transactions contemplated hereby.

                     b. MidMark, in making the decision to enter into this Agreement, has not relied upon any representations or warranties, express or implied, except for the representations and warranties expressly set forth in this Agreement; and MidMark has been provided by the Company with such access to the books and records and personnel and other representatives of the Company and to such other information as MidMark has requested in order to make an informed decision as to the advisability of participating in the transactions contemplated hereby.

                  4.2 The Company represents and warrants to MidMark that:

                     a. The Company is a corporation duly organized and existing and in good standing under the laws of the State of Delaware.

                     b. The shares of Class A Common Stock to be issued in connection with the transactions contemplated hereby have been duly authorized and, when so issued, will be fully paid and non-assessable and free and clear of any lien, claim or right of any other person.

                     c. The Company has all requisite power and authority and all necessary licenses, permits, franchises and other governmental authorizations necessary to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, except where the failure to do so would not have a material adverse effect on the business, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole.

                     d. This Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate and stockholder action of the Company. Neither this Agreement nor any of the transactions contemplated hereby conflicts with or violates (i) any provision of the Certificate of Incorporation or the By-laws of the Company, as of the date hereof or as amended as described in the Registration Statement; (ii) any agreement by which the Company, any subsidiary of the Company or any of its or their respective properties is bound in any manner that, individually or in the aggregate, would have a material adverse effect on the business, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole;
(iii) any federal or state law, rule or regulation or judicial order; or (iv) any local law, rule or regulations in any manner that, individually or in the aggregate, would have material adverse effect on the business, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole. This Agreement is binding on the Company and enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, fraudulent transfer, preference and other laws and equitable principles affecting the scope and enforcement of creditors' rights generally, and are also limited by MidMark's implied covenants of good faith, fair dealing and commercially reasonable conduct, and by the effects of judicial discretion on the availability of remedies and realization of benefits under and enforceability of this Agreement in all respects as written.



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                     e. No consent, approval or authorization of, or filing,
registration or qualification with, any governmental authority or any other person on the part of the Company is required in connection with the execution, delivery and performance of this Agreement or the issuance of the shares of Class A Common Stock pursuant to this Agreement.

                     f. If, prior to the occurrence of the transactions contemplated hereby, the Company reduces the number of shares of its Class A Common Stock by means of a one-for-five reverse stock split as described in the Registration Statement, then the number of shares of Class A Common Stock to be issued as a result of the transactions contemplated hereby, and the exercise price per share of the warrants, shall be proportionately adjusted.

                  5. Tax Treatment. The exchange of stock and stock rights for Class A Common Stock of the Company described in this Agreement is intended to constitute a recapitalization under Section 368(a)(1)(E) of the Code and the Treasury Regulations promulgated thereunder (the "Regulations"). Consistent with this characterization, this Agreement shall be deemed to constitute a "plan of reorganization" within the meaning of Code Section 368(a) and Regulations
Section 1.368-2(g).

                  6. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. Any changes in or additions to this Agreement may be made only upon the written consent of all parties hereto.

                  7. Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

                  8. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the state of Delaware without regard to any of its principles of conflicts of laws.

                  9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.



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                  IN WITNESS WHEREOF, the parties hereto have executed this
Exchange Agreement as of the date first set forth above.

                                ACCESS INTEGRATED TECHNOLOGIES, INC.

                                By: _______________________________________
                                    A. Dale Mayo,
                                    President


                                MIDMARK EQUITY PARTNERS II, L.P.
                                By: MIDMARK ADVISERS II, LLC
                                      General Partner


                                By: _______________________________________





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